Exhibit 99.1

Fiscal Quarter Ended
July 31, 2011

Mass Megawatts Reports for Three Months Ended   July 31,2011

WORCESTER, MA., September 13, 2011 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC Bulletin Board: MMMW.OB) reports a net loss of $98,865 or one cent per share in the three months ending July 31,2011. In the same  first fiscal quarter or three month period last year , Mass Megawatts reported a net loss of two cents per share or $150,399.

 Mass Megawatts  is preparing  an  improved augmenter or method  for  increasing the wind velocity directed toward the wind turbines. The key to success is to produce a low cost version of  the wind enhancement device..  An augmenter increases the harnessed wind velocity with the purpose of increasing the power output.  For example, the increase of wind velocity from 10 miles per hour to 20 miles per hour can increase the power output by eight times based on the velocity cubed  formula.

Mass  Megawatts  has  less than eleven million shares issued and outstanding with a small amount of debt.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com